Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of EZCORP, Inc. and subsidiaries dated November 26, 2014, November 9, 2015 as to the effects of the restatement discussed in Note 25; December 23, 2015 as to Notes 2 and 19 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the restatement of the 2014 and 2013 consolidated financial statements) appearing in the Annual Report on Form 10-K of EZCORP, Inc. for the year ended September 30, 2015.

/s/ DELOITTE & TOUCHE LLP

Austin, TX
January 22, 2016